Exhibit 5.3

June 10, 2020

TRI Pointe Group, Inc.
19540 Jamboree Road, Suite # 300
Irvine, CA 92612

Re:	TRI Pointe Group, Inc.—Closing Opinion

Ladies and Gentlemen:

We have acted as special Arizona corporate counsel to the entities listed on Schedule A (collectively, the “Maracay Entities” as “Arizona Guarantors”), direct or indirect wholly-owned subsidiaries of TRI Pointe Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $350,000,000 aggregate principal amount of 5.700% Senior Notes due 2028 (the “Notes”), including the guarantees thereof (the “Guarantees”), set forth in the Indenture (as defined below) by the subsidiaries of the Company, including the Arizona Guarantors, named therein (the “Guarantors” and each, a “Guarantor”) issued under that certain Indenture dated May 23, 2016 (the “Base Indenture”), by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Fifth Supplemental Indenture dated as of June 10, 2020 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. The Company and the Guarantors executed and filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on June 3, 2020, as amended by that certain prospectus supplement and that certain free writing prospectus, each filed with the SEC on June 3, 2020 (the “Registration Statement”), relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable. The Company and the Guarantors entered into an underwriting agreement dated as of June 3, 2020 (the “Underwriting Agreement”), with Citigroup Global Markets Inc., as representative of the underwriters named in Schedule I thereof relating to the issuance and the sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable.

In connection with the foregoing, we have reviewed originals or copies of (i) the Registration Statement, (ii) the Base Indenture; (iii) the Supplemental Indenture; (iv) the global certificate evidencing the Note, including the notation of guarantee (the “Note Certificate”); (v) the Underwriting Agreement; (vi) the Articles of Organization and Operating Agreements of each Arizona Guarantor; (vii) the Certificates of Good Standing for each of the Arizona Guarantors issued by the Arizona Corporation Commission dated June 9, 2020; (viii) certain resolutions of the Board of the Company authorizing, among other things, the issuance of the Notes and Guarantees; and (ix) certain actions by unanimous written consent of the sole member and manager of each of the Arizona Guarantors, dated as of May 3, 2020, and the respective Secretary’s Certificates, dated as of June 3, 2020 and June 10, 2020, authorizing, among other things, the issuance of the Guarantees and have made no other investigation or inquiry except as set forth herein. As used herein, “Opinion Agreements” means the Note Certificate, the Base Indenture, the Underwriting Agreement and the Supplemental Indenture. The Articles of Organization and Operating Agreements, and amendments thereto are referred to herein as the “Organizational Documents”. Documents (i) through (v) are collectively referred to herein as the “Transaction Documents.”

TRI Pointe Group, Inc.

June 10, 2020

We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval we have relied as to certain matters on information and certificates obtained from public officials, officers of the Arizona Guarantors and other sources believed by us to be responsible. We have also relied on representations and statements of fact made in the Indenture and the Underwriting Agreement. We are not generally familiar with the business and operations of the Company and the Arizona Guarantors and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the Arizona Guarantors or the rendering of the opinions set forth below.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.             Based upon the Certificates, Resolutions and Certificates of Good Standing for each Arizona Guarantor and issued by the Arizona Corporation Commission, each of the Arizona Guarantors has been duly organized and is in good standing under the laws of the State of Arizona.

2.             Each of the Opinion Agreements has been duly authorized, executed, issued and delivered by the Arizona Guarantor and to our knowledge each Arizona Guarantor has the power and authority to perform its obligations under the Opinion Agreements to which such Arizona Guarantor is a party.

For the purposes of this opinion letter, we have assumed that, with respect to the issuance, sale and delivery of the Notes and Guarantees: (i) the Registration Statement is effective and complies with all applicable laws, (ii) the Notes and Guarantees were issued and sold in the manner stated in the Registration Statement and the Underwriting Agreement, (iii) the Opinion Agreements and the Underwriting Agreement are valid instruments, enforceable against the parties thereto in accordance with their terms and applicable laws, and (iv) the performance, execution and delivery by the Arizona Guarantors of the Indenture and the Issuance of the Guarantees by the Arizona Guarantors does not (A) result in a default under or breach of any agreement or instrument binding upon any Arizona Guarantor, of (B) require any authorizations, approvals, actions, notices or filings (other than which shall have been obtained or made, as the case may be, and which shall be in full force and effect).

The opinions expressed herein are limited to the laws of the State of Arizona, and we express no opinion as to the laws of any other jurisdiction (including the federal laws of the United States of America), or the local laws, ordinances or rules of any municipality, county or political subdivision of the State of Arizona, or the effect any such laws may have on the matters set forth herein, nor do we express any opinion as to the validity, enforceability or scope of, or limitations on, any provisions relating to rights to indemnification or contribution. No opinions are expressed herein as to matters governed by laws pertaining to the Arizona Guarantors solely because of the business activities of such entity which are not applicable to business entities generally. The opinions expressed herein are limited to the matters stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to revise or supplement this letter should the presently applicable laws be changed by legislative action, judicial decision or otherwise.

TRI Pointe Group, Inc.

June 10, 2020

In our review of the documents referred to herein, we have assumed without independent verification, and with the understanding that we are under no duty to inquire or investigate regarding the following matters:

(a)          The genuineness of all signatures;

(b)          The authenticity of the originals of the documents submitted to us;

(c)          The conformity to authentic originals of any documents submitted to us as copies;

(d)          That the Transaction Documents contain legal, valid and binding obligation of each party thereto, other than the Maracay Entities, enforceable against each such party in accordance with its terms; and

(e)          That:

(i)            Every party to the Transaction Documents, other than the Maracay Entities, is duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii)           Every party to the Transaction Documents, other than the Maracay Entities, has the power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized by all necessary action (corporate or otherwise), executed and delivered, the Transaction Documents;

(iii)          The execution, delivery and performance by every party, other than the Maracay Entities, to the Transaction Documents does not contravene their respective organizational documents;

(iv)          The execution, delivery and performance by every party, other than the Maracay Entities, of the Transaction Documents does not:

(A)             violate any law, rule or regulation applicable to it; or

(B)              result in any conflict with or breach of any agreement or document binding on it; and

TRI Pointe Group, Inc.

June 10, 2020

(v)           No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any party, other than the Maracay Entities, of the Transaction Documents or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(f)           The Transaction Documents accurately and completely describe and contain the parties’ mutual intent, understanding, and business purposes, and that there are no oral or written statements, agreements, understandings, or negotiations that directly or indirectly modify, define, amend, supplement, or vary, or purport to modify, define, amend, supplement, or vary, any of the terms of the Transaction Documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise.

(g)          In rendering the opinions relating to violations of Arizona laws applicable to the Maracay Entities, such opinion is limited to such laws having the force of law that in our experience are typically applicable to a transaction of the nature contemplated by the Transaction Documents.

(h)          With respect to all documents examined by us, we have assumed that each natural person executing any such documents is legally competent to do so.

(i)           All representations and warranties set forth in the Transaction Documents are true, complete, and correct. We represent only the Maracay Entities and none of the other parties to the Transaction Documents and offer no opinion concerning any issues related to the Transaction Documents.

(j)           We have assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(k)          We have assumed that the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability.

(l)           We have assumed that the Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder and there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

(m)         In basing the opinions and other matters set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Maracay Entities in matters with respect to which we have been engaged as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports, and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters and we render no opinion on matters other than those set forth herein. The opinions set forth herein are expressly so limited. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have recently worked on matters on behalf of the Maracay Entities.

TRI Pointe Group, Inc.

June 10, 2020

We have not independently established the validity of the foregoing assumptions.

Our opinions expressed above are subject to the following qualifications and limitations:

(a)          We express no opinion as to the validity and the enforceability of the Transaction Documents and understand you are relying on the opinion of other counsel with respect to such validity and enforceability.

(b)          Our opinions are subject to: (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally (including without limitation all laws relating to fraudulent transfers); and, (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(c)          Our opinions are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(d)          We are qualified to practice law in the State of Arizona, and we do not purpose to be experts on, or to express any opinion concerning, any law other than the law of the State of Arizona. Our opinions are limited to the laws of the State of Arizona, as applicable, and currently in effect, and we do not express any opinion herein concerning any other law.

(e)          Without limiting the generality of any other qualifications and limitations set forth in this opinion letter, we express no opinion concerning any issue arising under any of the following types of laws: securities or “blue sky” laws and regulations (including the Trust Indenture Act of 1939, as amended, and qualification of the Indenture thereunder or the Investment Company Act of 1940, as amended); tax laws, including any provisions relating to the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time (“ERISA”); patent, trademark, copyright or other laws relating to intellectual property rights; regulations concerning advance filing requirements; laws relating to compliance by parties, other than the Arizona Guarantors, with fiduciary duty requirements generally applicable to this transaction; laws relating to fraudulent conveyance or transfers; anti-trust laws; unfair competition matters; environmental laws; local laws and ordinances (including statutes, administrative decisions, and rules and regulations of county, municipal, and political subdivisions) and tax good standing.

(f)           The qualification that any matter stated in general terms herein shall be limited by any less general or any more specific statement on such matter as may also be contained herein.

TRI Pointe Group, Inc.

June 10, 2020

(g)          That all parties to the Transaction Documents will enforce their respective rights thereunder in circumstances and in a manner which are commercially reasonable and in accordance with applicable law.

(h)          The qualification that this opinion is limited to laws in force and facts existing on the date hereof.

(i)           We have assumed that each of the Arizona Guarantors is solvent, has assets which fairly valued exceed its obligations, liabilities and debts, and has the ability and resources to satisfy its obligations, liabilities and debts as they become due.

(j)           Note that we have not participated in the drafting or negotiation of any of the Transaction Documents or other documents or instruments and we express no opinion as to whether any disclosure documents accurately reflect the terms of the Transaction Documents or any other documents or instruments.

Our opinion incorporates by reference, and is to be interpreted in accordance with, the qualifications, assumptions and limitations set forth in the First Amended and Restated Report of the State Bar of Arizona Business Law Section Committee on Rendering Legal Opinions in Business Loans, dated October 20, 2004.

Our opinions may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act of 1933 but, except as set forth in the next paragraph, may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and in accordance with the requirements of Item 601 (b) (5) of Regulation S-K under the Securities Act of 1933. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ TITUS BRUECKNER & LEVINE PLC

SCHEDULE A

LIST OF MARACAY ENTITIES

Maracay Homes, L.L.C.

Maracay 91, L.L.C.